EXHIBIT 12.1
CONCHO RESOURCES INC.
STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND
EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Concho Resources Inc.
						Inception
						(April 21,	Chase Group
						2004)	Properties
	Six Months					through	Years Ended
	Ended June 30,	Years Ended December 31,				December	December 31,
	2009	2008	2007	2006	2005	31, 2004	2005	2004
				(in thousands, except ratios)
Income (loss) before income taxes	$(80,240)	$440,787	$41,379	$34,047	$3,993	$(3,571)	$74,351	$53,618
Interest expense	10,570	29,039	36,042	30,567	3,096	272	—	—
Rental expense attributable to interest	234	338	102	228	107	61	—	—

Earnings (loss)	$(69,436)	$470,164	$77,523	$64,842	$7,196	$(3,238)	$74,351	$53,618

Interest expense	$10,570	$29,039	$36,042	$30,567	$3,096	$272	$—	$—
Capitalized interest	18	1,233	2,647	2,129	370	—	—	—
Rental expense attributable to interest	234	338	102	228	107	61	—	—
Preferred stock dividends	—	—	45	1,244	4,766	804	—	—

Fixed charges and preferred stock dividends	$10,822	$30,610	$38,836	$34,168	$8,339	$1,137	$—	$—

Ratio of earnings (loss) to fixed charges (a)	(6.42)	15.36	2.00	1.97	2.01	(9.72)	NM(c)	NM(c)

Insufficient coverage	$(80,258)	$—	$—	$—	$—	$(3,571)	NM(c)	NM(c)

Ratio of earnings (loss) to fixed charges and preferred stock dividends (b)	(6.42)	15.36	2.00	1.90	0.86	(2.85)	NM(c)	NM(c)

Insufficient coverage	$(82,258)	$—	$—	$—	$(1,143)	$(4,375)	NM(c)	NM(c)

(a)	The ratio has been computed by dividing earnings by fixed charges. For purposes of computing the ratio:
•	earnings includes income (loss) before income taxes adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges consists of interest expense, capitalized interest and the portion of rental expense deemed to be representative of the interest component of rental expense.
(b)	The ratio has been computed by dividing earnings by fixed charges and preferred stock dividends. For purposes of computing the ratio:
•	earnings includes income (loss) before income taxes adjusted for interest expense and the portion of rental expense deemed to be representative of the interest component of rental expense; and

•	fixed charges and preferred stock dividends consists of interest expense, capitalized interest, the portion of rental expense deemed to be representative of the interest component of rental expense and preferred stock dividends.
(c)	Not mentionable, as there were no fixed charges or preferred stock dividends for these periods.